AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT
THIS AMENDMENT, is entered into as of the 31st day of March, 2021, to the Fund
Administration Servicing Agreement dated as of January 1, 2014, as amended (the
“Agreement”), by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”) and effective as of the last date on the signature block.

RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend Section 2 B (3) Services and Duties of USBFS,
Compliance, SEC Registration and Reporting of the Agreement; and
WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW THEREFORE, upon execution of this Amendment, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and USBFS now desire to amend the Agreement, as hereinafter provided;
(1) Amendment. The Agreement shall be amended as follows:
Section 2 Services and Duties of USBFS, B Compliance, (3) SEC Registration and Reporting, is hereby superseded and replaced with the following:
2. Services and Duties of USBFS
B Compliance:
(3) SEC Registration and Reporting:
a. Assist Fund counsel in annual update of the Registration Statement.
b. Prepare and file annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, Form N-PORT, and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX and Form N-LIQUID.
c. Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d. File fidelity bond under Rule 17g-1.

e. Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f. Assist Fund counsel in preparation of proxy statements, repurchase offers, tender offers and information statements, as requested by the Fund.
(2) Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, including all of its Exhibits and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby. This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement, including its Exhibits (except as amended herein), or any indebtedness thereby evidenced.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ Anita Zagrodnik

Name: Christopher E. Kashmerick	Name: Anita Zagrodnik

Title: President	Title: Senior Vice President

Date: 4/6/2021	Date: 4/6/2021